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                                                                      EXHIBIT 12

                      H. J. HEINZ COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                First Quarter
                                                    Ended                             Fiscal Years Ended
                                                -------------   --------------------------------------------------------------
                                                                  May 3,     April 28,    April 29,    April 30,      May 1,
                                                  August 2,        2000         1999         1998         1997         1996
                                                    2000        (53 Weeks)   (52 Weeks)   (52 Weeks)   (52 Weeks)   (52 Weeks)
                                                -------------   ----------   ----------   ----------   ----------   ----------
Fixed Charges:
  Interest expense*..........................     $ 81,474      $  271,597   $  260,743   $  260,401   $  277,818   $  279,368
  Capitalized interest.......................           --              --           --        1,542        2,688        1,007
  Interest component of rental expense.......        7,080          32,274       29,926       30,828       27,382       26,728
                                                  --------      ----------   ----------   ----------   ----------   ----------
    Total fixed charges......................     $ 88,554      $  303,871   $  290,669   $  292,771   $  307,888   $  307,103
                                                  --------      ----------   ----------   ----------   ----------   ----------
Earnings:
  Income before income taxes.................     $309,405      $1,463,676   $  835,131   $1,254,981   $  479,064   $1,023,661
  Add: Interest expense*.....................       81,474         271,597      260,743      260,401      277,818      279,368
  Add: Interest component of rental
    expense..................................        7,080          32,274       29,926       30,828       27,382       26,728
  Add: Amortization of capitalized
    interest.................................          668           2,799        3,050        3,525        3,454        3,399
                                                  --------      ----------   ----------   ----------   ----------   ----------
    Earnings as adjusted.....................     $398,627      $1,770,346   $1,128,850   $1,549,735   $  787,718   $1,333,156
                                                  --------      ----------   ----------   ----------   ----------   ----------
  Ratio of earnings to fixed charges.........         4.50            5.83         3.88         5.29         2.56         4.34
                                                  ========      ==========   ==========   ==========   ==========   ==========

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* Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.